Exhibit 10.3

COMPENSATION COMMITTEE OF THE

BOARD OF DIRECTORS

April 19, 2011

VIA INTEROFFICE DELIVERY

Mark A. Harding

Senior Vice President Operations

Farmer Bros. Co.

20333 S. Normandie Avenue

Torrance, CA 90502

Re:	Letter Agreement regarding change to employment terms

Dear Mark:

This letter agreement (this “Agreement”), shall set forth the understanding between you and Farmer Bros. Co., a Delaware corporation (the “Company”), regarding your role in the management transition resulting from the retirement of Roger M. Laverty III and the search for a new Chief Executive Officer. We hope the compensation increase and equity grant will keep you fully engaged on the Company’s behalf during the transition. Subject to the terms and conditions set forth herein, you and the Company agree as follows:

1. Responsibilities. During the Term (defined below), you will continue to have oversight responsibilities for the Company’s route sales operations (west and east), plant operations, distribution, transportation, purchasing and such other duties consistent with your level of responsibility as are assigned by the Board of Directors or either Interim Co-Chief Executive Officer. You will report to Patrick G. Criteser, Interim Co-Chief Executive Officer of the Company, until the end of the Term.

2. Term and Termination. This Agreement shall become effective on the date hereof and shall automatically terminate, without notice, (i) at such time as a permanent Chief Executive Officer or permanent co-Chief Executive Officers (in either case referenced herein as the “Permanent CEO”), is appointed by the Board of Directors, or (ii) your resignation or termination if prior to the hiring of a Permanent CEO (the “Term”).

3. Temporary Base Salary Increase

A. During the Term you will receive a base salary of $275,000 per annum; however, for a period of six months starting on the date of this Agreement, your base salary will be $247,500 per annum.

B. On October 19, 2011, your annual base salary of shall revert to $275,000 unless otherwise set by mutual written agreement.

C. If the Term ends after October 19, 2011 but you are still employed by the Company, your annual base salary shall revert to $250,000.

4. Grants of Non-Qualified Stock Options

A. Incentive Grant. In accordance with the provisions of the Farmer Bros. Co. 2007 Omnibus Plan (the “Omnibus Plan”), upon full execution of this Agreement, you will be granted 20,000 non-qualified stock options at an exercise price equal to the closing price on the grant date (the “Incentive Grant”).

B. Retention Grant. At the time the Board selects the Permanent CEO (regardless of who is selected), or the first business day following the end of the blackout period which covers January 1, 2012, whichever occurs first, you will be granted an additional 20,000 non-qualified stock options at an exercise price equal to the closing price on the grant date (the “Retention Grant”). If you resign within six (6) months after the hiring of the Permanent CEO, the Retention Grant options will not vest and will be cancelled.

C. Public Information. Notwithstanding the foregoing, the Incentive Grant and the Retention Grant will be delayed during such period as there exists, in the opinion of the Company’s counsel, material information concerning the Company which has not been publicly disclosed.

D. Vesting. Except as set forth above, the Incentive Grant and Retention Grant will vest on the one year anniversary of the grant date, provided you are then employed by the Company, subject to accelerated vesting in the case of death, disability, termination of employment without “Cause,” or resignation for “Good Reason,” as such terms are defined below.

E. Defined terms relating to Incentive Grant and Retention Grant

a. “Good Reason” shall exist only (i) in the event of the Company’s material breach of this Agreement, (ii) in the event of a material reduction in your responsibilities, duties or authority, or (iii) in the event of a material relocation of your principal place of employment more than fifty (50) miles from its present location; provided, however, that any such condition in subsections (i) through (iii) shall not constitute “Good Reason” unless both (x) you provide written notice to the Company describing the condition claimed to constitute Good Reason in reasonable detail within ninety (90) days of the initial existence of such condition, and (y) the Company fails to remedy such condition within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of your employment with the Company shall not be treated as a termination for “Good Reason” unless such termination occurs not more than one (1) year following the initial existence of the condition claimed to constitute “Good Reason.”

b. “Cause” shall consist only of: (i) a repeated refusal to follow reasonable directions from the Board, interim co-Chief Executive Officer(s) or Permanent CEO, as applicable, after a warning; (ii) a material breach of any of your fiduciary duties to the Company (a breach involving dishonesty or personal gain shall be deemed material regardless of the amount involved); (iii) conviction of a felony; (iv) commission of a willful violation of any law, rule or regulation involving moral turpitude; or (v) commission of a willful or grossly negligent act, omission or course of conduct which has a material adverse effect on the Company.

5. Employment “at will”. This Agreement is not a guarantee of continuing employment. Your employment shall terminate at the election of the Company at any time with or without cause.

Thank you for your assistance to the Company at this important time. If the foregoing is agreeable to you, please sign and return the enclosed counterpart copy of this Agreement to me at your earliest convenience.

Very truly yours,

FARMER BROS. CO.

By:	/s/ THOMAS A. MALOOF
Thomas A. Maloof
Director and Chair of the Compensation Committee

ACKNOWLEDGED, AGREED AND ACCEPTED:

Dated: 5/18/11	/s/ MARK A. HARDING
Mark A. Harding

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